EXHIBIT 20


                                   ASSIGNMENT


     This Assignment of Agreement is dated as of January 30, 1997, by Pettibone Corporation ("Pettibone") for the benefit of Heisley Investments Limited Partnership ("HILP").

          WHEREAS, Pettibone is party to a Stock Purchase Agreement dated August 17, 1996 with Sage Capital Corporation (the "Agreement"); and

          WHEREAS, Pettibone desires to assign and HILP desires to accept Pettibone's rights and obligations under the Agreement;

          NOW THEREFORE, Pettibone and HILP agree as follows:

     Pettibone hereby assigns and HILP hereby accepts all of Pettibone's right, title and interest in the Agreement. In consideration of such assignment, HILP hereby assumes and agrees to perform all of Pettibone's liabilities and obligations under the Agreement.


Pettibone Corporation         Heisley Investments Limited
                                Partnership

                              By:  Heisley Addison Properties
By /s/ Stanley H. Meadows          Inc., its general partner
   Assistant Secretary

                              By:  /s/ Michael E. Heisley